                        Filing Pursuant to Rule 424(b)(2)
                      Registration Statement No. 333-32306



                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 21, 2000)

                                 543,595 shares

                                  Viragen, Inc.

                                  Common Stock

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         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         INVESTING IN VIRAGEN, INC. COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF OUR PROSPECTUS DATED MARCH 21, 2000 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

PLAN OF DISTRIBUTION

         We are offering 508,025 shares of our common stock to one institutional investor under the terms of this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $1,000,000. In addition, we will pay $70,000 in commissions on the sale of our common stock to Ladenburg Thalmann & Co., Inc. and Thomas Systems, Inc., as placement agents in connection with this transaction. We will also issue Ladenburg Thalmann a three
(3) year warrant to purchase 17,785 shares of our common stock at an exercise price per share of $2.55. The investor will also receive a three-year warrant to purchase 17,785 shares of common stock at $2.55. We expect this transaction to close following this filing. We will not pay any other compensation in conjunction with this sale of our common stock in addition to the arrangements discussed in our prospectus dated March 21, 2000. We have agreed to indemnify the placement agent against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

         The net proceeds to us from this offering will be $930,000. We plan to use the net proceeds for general corporate purposes, including:

         o        funding of clinical trials of our Omniferon(TM) product;

         o        financing capital expenditures; and

         o        working capital.

         Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

         On April 12, 2000, the last reported sales price of our common shares on the OTC Bulletin Board was $2.00 per share. Our common stock is listed under the symbol "VRGN". Our common stock will begin trading under the symbol "VRA" on April 17, 2000, on the American Stock Exchange.

         As of April 12, 2000 and before the issuance of shares pursuant to this prospectus supplement, we had 83,724,483 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained in this supplemental prospectus that are not purely historical are forward-looking statements within in the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These include statements regarding Viragen's expectations, hopes, intentions, beliefs, or strategies regarding the future. Forward-looking statements include our statements regarding liquidity, anticipated cash needs and availability, and anticipated expense levels, including expected product clinical trial commencement dates, product introductions, expected research and development expenditures and related anticipated costs. All forward-looking statements included in this document or documents incorporated by reference are based on information available on this date, and we assume no obligation to update any of our forward-looking statements. You should note that actual results could differ materially from those contained in forward-looking statements. Among the factors that may cause our actual results to differ materially are the risks discussed in the "Risk Factors" section included in the related prospectus.
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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this prospectus supplement is April 13, 2000.

                                TABLE OF CONTENTS

                                                                   PAGE
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PROSPECTUS SUPPLEMENT

Plan of Distribution ...........................................      1
Use of Proceeds.................................................      1
Market for our Common Stock ....................................      2
General ........................................................      2
Disclosure Regarding Forward-Looking
  Statements....................................................      2









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